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                                                                    EXHIBIT 10.4

October 28, 1997

Frank Wilde
President
Quadrant International
269 Great Valley Parkway
Malvern, PA 19355

Dear Frank:

We welcome Quadrant International as a Dell supplier and look forward to a mutually beneficial working relationship. The Products you will supply to Dell and related information are stated on the attachment to this letter. This letter and the Product Labeling, Packaging and Quality Specifications supplement the terms and conditions of the standard Dell Purchase Order ("Dell PO"). In the event of a conflict with this or any attachment, the terms of this letter control. The Dell PO and this letter set forth the only terms by which we will do business. In the event we need to modify these terms in the future, we can do so in a letter signed by each of us.

Unless one of its informs the other of its intent to terminate this agreement sooner, the term of our agreement shall be one year, beginning on the date of this letter. This agreement will automatically renew for one-year terms unless one party informs the other of its intent to terminate the agreement thirty days (unless otherwise indicated "days" shall mean calendar days) before the end of the current term. Either party may terminate this agreement based on the material breach of the other party, provided that the party alleged to be in material breach receives thirty days written notice stating the cause and an additional thirty days to cure. Either party may terminate this agreement without cause with ninety days prior written notice to the other party.

Meeting scheduled delivery dates is a material term of this agreement. Quadrant International agrees to fill all Dell POs and will use reasonable efforts to reduce the lead time during the term of this agreement. Quadrant International agrees to maintain a buffer stock of Product Inventory in an amount equal to Dell's forecasted two week use requirements ("Revolver Inventory") in close proximity to Dell's manufacturing locations: AMF - Austin, Texas; EMF - Limerick, Ireland; APCC - Penang, Malaysia.

Quadrant International agrees to meet all scheduled delivery dates including all acceleration targets set forth in this agreement, its attachment and related purchase order(s). Any failure by Quadrant International to meet these dates or targets will greatly impact Dell's ability to manufacture, support, distribute, license and sell its systems. Therefore, Quadrant International agrees to place the following, materials into escrow: (1) detailed Costed BOM with Approved Supplier List, (2) all Software, in both source code and object code forms, (3) all Documentation and (4) any other materials necessary to enable Dell to manufacture, support, distribute, license and sell the Products, Software and Documentation ("Escrow Materials"). Quadrant International also agrees to provide on-site expert engineering at Dell to assistance in manufacturing, design and validation. Quadrant International shall update the Escrow Materials within five days after any modification is made by Quadrant International to the Escrow Materials. The escrow agent will be mutually agreed upon and Dell shall be responsible for paying the escrow agent's fees.

The Escrow Materials shall be released to Dell by the escrow agent under the following circumstances: (1) Quadrant International is in breach of this agreement and Dell has notified Quadrant International in writing and provided a five day period to cure the breach, (2) Dell requests assurances that Quadrant International will be able to meet its delivery dates and acceleration targets and such assurances are not acceptable to Dell or (3) any adjudication of bankruptcy or judgment of insolvency is filed by or against Quadrant International or there is an assignment for the benefit of any creditor.

Dell agrees not to exercise the following rights until the Escrow Materials are released to Dell by the escrow agent. Quadrant International hereby grants to Dell an irrevocable, worldwide, royalty free, fully paid up, non-exclusive right and license under any copyrights, patents, patent applications, trade secrets and other necessary intellectual property rights to: (1) use, make, reproduce, display, perform and prepare derivative works of the Escrow Materials
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for the purposes of enabling Dell to manufacture, support distribute, license and sell the Products, Software and Documentation in connection with Dell systems and (2) authorize and license, with Quadrant International's written permission, Dell's agents to do any of the foregoing on Dell's behalf. The terms and conditions of this agreement, its attachment and related purchase order(s) including, without limitation, all warranty and indemnification provisions, shall apply to all Products, Software and Documentation manufactured by Dell or its agents as if they were manufactured by Quadrant International.

Quadrant International warrants the Products for a period of five (5) years from date of delivery. Further, Product quality must be maintained and consistently improved by Quadrant International. Accordingly, Quadrant International will manufacture and assemble the Products only in the location(s) set forth on the attachment, and must provide Dell ninety days written notice of a change in manufacturing and/or assembly location.

Quadrant International grants to Dell, under all necessary intellectual property rights, including, without limitation, copyrights, patents and trademarks, the rights and license to distribute and market the Product(s), which include, or are based upon, DVD technology. Quadrant International represents and warrants to Dell that it has the right to grant the above right and license and that any royalties paid for DVD technology licenses are passed through to Dell in the Product price without any added amount.

To establish acceptable product quality, Quadrant International agrees to include Dell Product and test requirements in its initial test project reviews. In order to improve Product quality, Quadrant International agrees to conduct weekly meetings, generally by phone, to address quality issues. Quadrant International will submit to annual design, facility, process, and quality audits during the term of this agreement, and at any additional time Dell determines that product quality is unacceptable. Dell will provide three business days notice when reasonable of its intent to conduct an audit. Upon Dell's request, Quadrant International will provide to Dell or its authorized representatives: (i) information requested by Dell related to product quality, and (ii) reasonable access to its facilities and employees during normal business hours for the purpose of conducting an audit. Audits will be conducted under a non-disclosure agreement between the parties.

After audit results have been prepared, Quadrant International agrees to establish a failure review and corrective action team to manage corrective and preventative actions arising from the audit report. Quadrant International will assign a failure analysis engineer to work with Dell to address quality issues and to oversee Product testing in accordance with a customized Dell test plan.

Quadrant International will issue RMA numbers within twenty four hours of Dell's request and agrees to segregate and separately report line and field returns by region. Quadrant International also agrees to provide failure analysis to component level within ten days of receipt of returned Products and will, at Dell's option, provide a credit for the purchase price, or return replacement Product(s). to Dell no later than fifteen days after receipt of returned Products. Replacement Products shall be fully warranted upon re-receipt at incoming inspection. Additionally, Quadrant International warrants that the Products shall be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) between the twentieth and twenty-first centuries and that the Products are certified by Microsoft as PC 9x compliant or Quadrant International can demonstrate in writing that Microsoft has exempted the Products from PC 9x compliance.

Quadrant International agrees to provide Dell with a concise printed end user Product guide containing instructions for operation of the Product and a Product registration card without any advertising content ("Documentation"). Dell may distribute Documentation and/or post Documentation, in electronic form, on bulletin boards. Quadrant International agrees to provide national language versions of Documentation to Dell including, but not limited to English, French, German and Japanese. Dell may add the following languages to the list of required national language versions with written notice to Quadrant
International: Spanish, Simplified and Traditional Chinese.

For all device drivers, firmware, and all necessary software for the proper operation and support of the Product (collectively "Software"), Dell is granted a non-exclusive, irrevocable, royalty free, worldwide, right and license, to use, reproduce and distribute Software in connection with Dell's distribution and support of the Product. Quadrant International agrees to provide all updates and modifications to the Software to Dell during the term of our agreement. The obligations related to the Product contained in the Dell PO apply equally to Software.

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Quadrant International warrants that any returned Product is new and unused and has not been refurbished. If Dell requests refurbished Product, such Product will he provided to Dell clearly marked as such. QUADRANT INTERNATIONAL shall indemnify and hold harmless Dell from any claims, liabilities or damages, including reasonable attorneys fees, arising out of or relating to Quadrant International Graphic's provision of refurbished Product that is not clearly and conspicuously labeled as such.

The cost and rates for repairs shall be set forth in the attachment. End of life and retention of spares are addressed in the attachment as well.

Since Dell transacts business with the United States government, Quadrant International must comply with applicable laws and Federal Acquisition Regulations ("FARs") including the following:

     It is Dell's policy to take affirmative action to provide equal employment opportunity without regard to race, religion, color, national origin, age, sex, disability, veterans status or any other legally protected status. As a condition of doing business, Dell requires you to practice equal opportunity employment and to comply with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, and Section 4212 of the Vietnam Era Veteran's Readjustment Assistance Act of 1974, all as amended, and the relevant Regulations and Orders of the U.S. Secretary of Labor. Additionally, to the extent required by applicable law, the following sections of Chapter 60 of Title 41 of the Code of Federal Regulations are incorporated by reference in this Agreement and each Order:
     41 CFR 60-1.4(a); 41 CFR 60-1.8, 41 CFR 60-741; 41 CFR 60-250; 41 CFR 60-
     1.7; 41 CFR 60-1.40.

     It is the policy of the United States (FAR 52.219-8) that small business concerns, small business concerns owned and controlled by socially and economically disadvantaged individuals, and small business concerns owned and controlled by women shall have the maximum practicable opportunity to participate in performing contracts for any Federal agency. Quadrant International agrees to comply with this policy and to provide reporting of data as requested to the Small Business Liaison Officer, Dell Computer Corporation, One Dell Way, Round Rock, Texas, 78682.

Before either party initiates a lawsuit against the other relating to this agreement, the parties agree to work in good faith to resolve between them all disputes and claims arising out of or relating to this agreement, the parties' performance under it, or its breach. To this end, either party may request, after informal discussions have failed to resolve a dispute or claim, that each party designate an officer or other management employee with authority to bind the party to meet in good faith and attempt to resolve the dispute or claim. During their discussions, each party will honor the other's reasonable requests for information relating to the dispute or claim.

Please sign and date both original copies of this letter, retain a fully signed original for your records and return a fully signed original to Dell in the envelope we have provided.

Sincerely,

/s/ Lily s. Cheung            1/6/98
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Dell Products, L.P.           Date



/s/ Francis E. Wilde          11/11/97
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Quadrant International        Date

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